Exhibit (c)(3)

Presentation to the Committee of Designated Independent Directors Confidential Material Regarding: November 13, 2006 Confidential Project ACADIA New York – Atlanta - Boston - Chicago - San Francisco

This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation. Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. Sandler O'Neill Mortgage Finance L.P. is an indirect wholly-owned subsidiary of Sandler O'Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. GENERAL INFORMATION AND LIMITATIONS

Table of Contents I. Situation Update II. PINE Valuation Update

I. Situation Update

Situation Update In mid-September, PINE lowered Q3 guidance to $0.51 to $0.54 per share; prior to the warning, analysts had expected earnings of $0.58 per share On October 23rd, PINE announced that Bharat Masrani would replace Bill Ryan as CEO on March 1, 2007 PINE reported Q3 earnings of $0.51 per share on October 25thStated that Q4 earnings would be between $0.51 - $0.54 per share, which could be used as a run rate for 2007 earnings Internal projections call for $2.12 EPS in 2006 (including $0.51 in the fourth quarter) and $2.07 in 2007, provided that $20 million of identified synergies can be implemented during the upcoming year The third quarter has been a particularly challenging one industry-wide as evidenced by approximately one-half of Sandler O’Neill’s large regional and super-regional bank and thrift coverage universe missing estimates

Situation Update PINE’s share price has remained relatively stable since September 1st, trading in a range of $28.30 - $30.19 (November 10th close of $29.67) Consensus estimates for 2006 and 2007 are now $2.13 and $2.15, respectively Estimates over the summer were $2.30 and $2.54 for 2006 and 2007, respectively MAPLE has continued to acquire PINE shares in the open market; as of October 24th, MAPLE owned 129.9 million shares of PINE or 56.9% We spoke with Steve Boyle on November 10th who reaffirmed the internal 2007 EPS estimate of $2.07 per share October results were slightly worse than expected with greater margin compression Credit quality remains stable

II. PINE Valuation Update

Five-Year Stock Price Performance of PINE Five Year Stock Performance Source: Annual reports, SNL Financial 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II 3/1/2005: Deal with MAPLE closes 5/16/2005: Announces push-down accounting would be required for MAPLE transaction 10/23/2006: Announces appointment of new CEO PINE Valuation Update $16.00$20.00$24.00$28.00$32.00$36.00$40.00Nov-01Apr-02Sep-02Feb-03Jul-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06Oct-06

Price to Forward EPS Price to Forward EPS Source: Annual reports, FactSet 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II 5/16/2005: Announces push-down accounting would be required for MAPLE transaction 3/1/2005: Deal with MAPLE closes 10/23/2006: Announces appointment of new CEO PINE Valuation Update 9.0x10.0x11.0x12.0x13.0x14.0x15.0xNov-01Apr-02Sep-02Feb-03Jul-03Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06Oct-06

2006E 2007E Management Earnings Estimates Management Estimates PINE Valuation Update 1 Median Analyst Estimate % Change % Change 7/05 1/06 7/06 9/06 10/06 7/05 to 10/06 7/06 to 10/06 2006 $2.75 $2.51 1 $2.28 $2.24 $2.12 (22.9%) (7.0%) 2007 $2.90 $2.65 $2.44 $2.28 $2.07 (28.6%) (15.2%)

PINE Valuation Update

PINE Comparable Group Analysis

Name	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity/ Tangible Assets (%)	LTM ROAA (%)	LTM ROAE (%)	LTM ROTE (%)	Price / Tangible BV (%)	Price/ LTM EPS (x)	Price/ Est. EPS 2006 (x)	Price / Est. EPS 2007 (x)	5 Year Growth Est. (%)
PNC Financial Services Group	20,264	68.97	93.2	98,436	7.55	2.76	29.72	31.89[1]	283	7.9	13.7	12.3	9.4
Regions Financial Corp.	17,005	37.29	95.2	86,980	7.08	1.45	11.64	23.64	293	13.8	12.9	12.6	8.2
KeyCorp	14,863	37.01	96.6	96,155	6.81	1.29	15.77	19.41[1]	231	12.6	12.5	12.2	7.3
M&T Bank Corp.	13,345	120.58	96.5	56,373	5.59	1.50	13.97	30.30	449	16.6	16.4	15.2	9.7
Marshall & Ilsley Corp.	11,970	46.92	95.6	55,483	5.24	1.56	14.82	31.72	437	15.0	14.7	13.4	9.8
Sovereign Bancorp Inc.	11,601	24.53	98.2	90,410	3.78	0.59	6.41	17.45	363	24.5	16.8	16.4	8.4
Comerica Inc.	9,369	58.98	98.1	58,474	8.57	1.44	15.61	16.31	188	12.1	12.2	11.8	7.0
Zions Bancorp.	8,494	79.44	93.2	45,778	5.92	1.35	13.52	25.87	328	14.8	14.3	13.0	10.0
UnionBanCal Corp.	7,953	56.66	79.0	52,013	8.09	1.70	18.41	20.90	191	9.9	11.9	12.3	6.7
Compass Bancshares Inc.	7,278	56.06	93.5	33,957	6.06	1.39	18.09	24.22	328	16.3	15.8	14.5	9.5
Commerce Bancorp Inc.	6,491	34.61	84.0	43,304	5.95	0.70	11.73	14.10[1]	252	23.2	21.2	18.7	14.7
Huntington Bancshares Inc.	5,831	24.54	98.9	35,662	7.13	1.38	16.83	20.48	234	12.3	13.5	13.0	6.0
First Horizon National Corp.	4,909	39.44	91.6	40,076	5.45	1.28	20.81	24.88	227	10.3	14.5	14.1	8.2
HIGH			98.9	98,436	8.57	2.76	29.72	30.30	449	24.5	21.2	18.7	14.7
LOW			79.0	33,957	3.78	0.59	6.41	16.31	188	7.9	11.9	11.8	6.0
MEAN			93.3	61,008	6.40	1.41	15.95	22.67	293	14.6	14.6	13.8	8.8
MEDIAN			95.2	55,483	6.06	1.39	15.61	23.64	283	13.8	14.3	13.0	8.4
PINE (Cash Operating)	**6,775**	**29.67**	**94.5**	**39,917**	**4.47**	**0.82**	**4.09**	**29.43**	**378**	**13.2**	**13.9** [2]	**13.8** [2]	**8.9**

Notes:
Pricing data as of November 10, 2006
[1] Data as of LTM June 30, 2006
[2] Based on consensus estimates of $2.13 and $2.15 per share for 2006 and 2007

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PINE Valuation Update

Street Perspectives on PINE – Analyst Estimates (Cash / Operating Earnings Basis)

Date	Firm	Analyst	Rec.	Type of Estimate	2006E	2007E	Growth
11/6/2006	Ryan Beck & Co.	A.Davis	Underperform	Cash Op.	$2.13	$2.20	3.3%
10/31/2006	BMO Capital Markets	L.Chan	Market Perform	Not Avail.	$2.14	$2.15	0.5%
10/30/2006	A.G. Edwards Inc.	D.George	Hold	Cash	$2.13	$2.13	0.0%
10/26/2006	Bear, Stearns & Company	S.DiMartino	Peer Perform	Cash Op.	$2.13	$2.16	1.4%
10/26/2006	Cohen Bros. & Company	L.Calfo	Hold	Not Avail.	$2.13	$2.07	-2.8%
10/26/2006	Keefe Bruyette & Woods Inc.	J.Shaw	Market Perform	Not Avail.	$2.13	$2.15	0.9%
10/26/2006	Friedman Billings Ramsey & Co.	L.Hunsicker	Market Perform	Cash Op.	$2.13	$2.12	-0.5%
10/26/2006	RBC Capital Markets	J.Ackor	Sector Perform	Cash Op.	$2.13	$2.12	-0.5%
10/25/2006	Merrill Lynch & Co.	H.Wolf	Sell	Not Avail.	$2.13	$2.10	-1.4%
10/25/2006	Sandler O'Neill + Partners	M.Fitzgibbon	Sell	Cash	$2.12	$2.18	2.8%
10/23/2006	C. L. King & Associates	K.Timmons	Accumulate	Not Avail.	$2.20	$2.25	2.3%
09/25/2006	Morgan Stanley	P.Delaney	Underweight	Cash Op.	$2.14	$2.20	2.8%
		MEDIAN			$2.13	$2.15	0.7%
		PINE Management Cash Operating Projections[1]			$2.12	$2.07	-2.4%

	# of Analysts	Estimates Low	High	Median	YOY Growth
2006E	12	$2.12	$2.20	$2.13	(14.1%)
2007E	12	$2.10	$2.25	$2.15	0.7%

Source: SNL Financial, Bloomberg, Research Reports
[1] Data as of October 18, 2006

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PINE Valuation Update *Denotes values excluded from mean Pricing data as of November 10, 2006 Note: Companies highlighted are in PINE’s market area Source: FactSet; Bloomberg Impact of Changes in Analyst Expectations Price Change in Analyst Earnings Estimates Change/ Price/ FY 2006 FY 2007 Price 2006 Est. Est '06 I/B/E/S 6/05-11/06 6/05-11/06 Change Change EPS Growth 2006 Company Ticker (%) (%) (%) (%) (x) (%) PEG Associated Banc-Corp ASBC (11.2) (17.3) (1.9) 17.2 13.8 7.8 1.8 Comerica Inc. CMA 0.5 (2.9) 2.0 375.3 12.2 7.0 1.7 Commerce Bancorp Inc. CBH (25.2) (15.9) 14.2 (56.4) 21.2 14.7 1.4 Compass Bancshares Inc. CBSS 0.5 2.1 24.6 4,861.6 * 15.8 9.5 1.7 First Horizon National Corp. FHN (28.6) (30.5) (6.5) 22.9 14.7 8.2 1.8 Huntington Bancshares Inc. HBAN (4.1) (8.2) 1.7 (40.1) 13.4 6.0 2.2 New York Community Bancorp NYB (39.8) (48.8) (11.3) 28.3 17.3 9.0 1.9 Sovereign Bancorp Inc. SOV (28.7) (26.8) 15.3 (53.2) 17.5 8.4 2.1 Zions Bancorp. ZION 0.6 1.9 8.0 1,339.8 * 14.3 10.0 1.4 Mean (15.1) (16.3) 5.1 42.0 15.6 9.0 1.8 PINE (11.1) (24.6) (0.4) 3.93 13.9 8.9 1.6

Analyst Perspectives on PINE PINE Valuation Update Cohen & Company, Lee Calfo on 10/25/06 (Price Target $30.00):We see few near-term catalysts for the stock. We expect the environment to continue to remain challenging and earnings to be depressed as a result for much of next year, at a minimum. Despite this, we feel the stock will not fall very much as both the Company and MAPLE will have the ability to buyback the stock in the open market. We think MAPLE might have reason to want the rest of PINE sooner rather than later. RBC Capital Markets, James Ackor on 10/26/06 (Price Target $28.00):The operating environment is likely to remain challenging to for PINE for the next couple of quarters. At 14x our current 2007 cash EPS estimate, we view the stock as fairly to fully valued, and we view the company as an ongoing acquirer. Therefore, we would continue to avoid the stock we would expect the stock to remain range-bound over the near-term. We continue to point out that the remaining 40-45% of PINE will not likely be sold to MAPLE over the near-term. SOP, Mark Fitzgibbon on 9/12/06 and 10/25/06 (Price Target $27.00):For some time, we have held out hope that earnings at PINE were on the mend. However, at this juncture, we find it difficult to believe earnings improvement will be meaningful and that the stock will go up in the next 12 months. As a consequence we are lowering our rating on the stock from HOLD to SELL (9/12). With the stock trading at about 14 times our new estimate, we think it is overvalued, especially since we do not think the Company’s shares should incorporate any takeover premium (10/25).

Analyst Perspectives on PINE PINE Valuation Update AG Edwards, David George on 10/30/06 (Price Target NA):We believe the shares deserve a discounted valuation due to MAPLE’s majority ownership, and the possibility of future dilutive acquisitions in 2007. We believe the downside in the shares to be limited due to the holding company’s interest in buying shares at depressed levels. Friedman, Billings, Ramsey & Co., Laurie Hunsicker on 10/26/06 (Price Target $30.00):While we believe the sale is still a couple of years out, we note it could be as early as spring 2007, at a value we calculate could be in the low-to mid $30’s range we believe the “stub” will trade at a discount to peers since PINE is majority owned by MAPLE. Ryan Beck, Anthony Davis on 10/23/06 (Price Target $29.00):PINE’s continued pursuit of acquisitions and the attendant EPS dilution and merger integration risks should cause the stock to trade at a 10% earnings multiple discount to the typical regional bank. In addition, we expect parent MAPLE to acquire the remaining 44% of the stock it does not own within three years and note that Canadian banks have traditionally sold at valuation discounts to U.S. banks.

Notes: 1 Based on approximately 98 million shares owned by the public plus outstanding options. MAPLE currently owns 130 million shares of PINE which represents a 56.89% ownership stake Potential Valuation Range PINE Valuation Update ($ in millions, except per share data) Comp Per Share Purchase Price Trans. PINE Basis $29.00 $30.00 $31.00 $32.00 $33.00 $34.00 Median Aggregate Deal Value 1 $2,878 $2,986 $3,094 $3,203 $3,311 $3,420 Price to LTM GAAP EPS, Excl Pushdown (July '06) $1.94 14.9x 15.5x 16.0x 16.5x 17.0x 17.5x Price to LTM GAAP EPS, Excl Pushdown (Current) $1.78 16.3x 16.8x 17.4x 18.0x 18.5x 19.1x 18.3x Price to LTM Cash Operating EPS (July '06) $2.36 12.3x 12.7x 13.1x 13.6x 14.0x 14.4x Price to LTM Cash Operating EPS (Current) $2.24 12.9x 13.4x 13.8x 14.3x 14.7x 15.2x Price to 2006E GAAP EPS, Excl Pushdown (July '06) $1.97 14.7x 15.2x 15.7x 16.2x 16.8x 17.3x Price to 2006E GAAP EPS, Excl Pushdown (Current) $1.83 15.9x 16.4x 17.0x 17.5x 18.1x 18.6x 16.0x Price to 2006E Cash Operating EPS (July '06) $2.28 12.7x 13.2x 13.6x 14.0x 14.5x 14.9x Price to 2006E Cash Operating EPS (Current) $2.12 13.6x 14.1x 14.6x 15.1x 15.5x 16.0x Price to 2007E GAAP EPS, Excl Pushdown (July '06) $2.28 12.7x 13.2x 13.6x 14.0x 14.5x 14.9x Price to 2007E GAAP EPS, Excl Pushdown (Current) $1.91 15.2x 15.7x 16.2x 16.7x 17.2x 17.8x 15.2x Price to 2007E Cash Operating EPS (July '06) $2.44 11.9x 12.3x 12.7x 13.1x 13.5x 13.9x Price to 2007E Cash Operating EPS (Current) $2.07 14.0x 14.5x 15.0x 15.4x 15.9x 16.4x

PINE Valuation Update

Precedent Bank Transaction Analysis

Deal Value Greater Than $1 Billion
Transactions Since January 1, 2004
Number of Transactions = 17

			Transaction Information								
Acquiror	Seller	St	Annc. Date	Deal Value $(M)	Consideration	Deal Price/ 4-Qtr EPS(x)	Deal Price/ Estimated EPS Yr 1(x)	Deal Price/ Estimated EPS Yr 2(x)	Deal Price/ Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc. (%)
PNC Financial Services Group	Mercantile Bankshares Corp.	MD	10/8/06	6,028	Mixed	20.3	19.9	18.7	378	43.0	27.8
Citizens Banking Corp.	Republic Bancorp Inc.	MI	6/26/06	1,034	Mixed	15.0	15.2	14.4	254	25.5	29.0
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.	TX	6/12/06	2,165	Cash	24.3	22.5	20.5	485	43.3	14.1
Regions Financial Corp.	AmSouth Bancorp.	AL	5/24/06	10,060	Common Stock	13.7	13.4	12.4	295	21.9	-0.4
Capital One Financial Corp.	North Fork Bancorp.	NY	3/12/06	14,568	Mixed	15.5	16.2	14.6	490	34.5	23.6
PINE	GARDEN	NJ	7/11/05	1,899	Mixed	15.1	15.7	14.6	447	27.9	17.5
Zions Bancorp.	Amegy Bancorp Inc.	TX	7/5/05	1,710	Mixed	23.6	21.6	18.7	408	30.8	4.4
Capital One Financial Corp.	Hibernia Corp.	LA	3/7/05	4,977	Mixed	15.3	15.3	14.9	280	23.3	17.7
MAPLE	PINE	ME	8/25/04	3,818	Mixed	18.3	17.2	15.6	475	30.9	27.7
Fifth Third Bancorp	First Natl Bkshs of FL	FL	8/2/04	1,530	Common Stock	42.1	NA	NA	663	42.0	41.7
Wachovia Corp.	SouthTrust Corp.	AL	6/20/04	14,365	Common Stock	19.6	18.4	16.7	373	38.8	20.5
SunTrust Banks Inc.	National Commerce Finl Corp.	TN	5/7/04	7,433	Mixed	20.8	18.8	16.3	451	48.3	21.3
Royal Bank of Scotland Group	Charter One Financial	OH	5/4/04	10,527	Cash	19.2	15.2	13.9	354	31.2	33.4
BNP Paribas Group	Community First Bankshares	ND	3/15/04	1,217	Cash	16.5	15.7	NA	450	24.4	15.2
National City Corp.	Provident Financial Group Inc.	OH	2/16/04	2,134	Mixed	21.1	16.8	15.4	246	21.9	15.9
Regions Financial Corp.	Union Planters Corp.	TN	1/22/04	6,001	Common Stock	12.4	11.9	12.3	274	17.9	0.8
J.P. Morgan Chase & Co.	Bank One Corp.	IL	1/14/04	58,783	Common Stock	17.3	15.2	NA	285	28.4	15.3
			1st Quartile			27.8	20.7	18.6	528	44.2	32.9
			2nd Quartile			20.0	17.2	15.6	439	33.9	23.3
			Median			18.3	16.0	15.2	378	30.8	17.7
			3rd Quartile			16.9	15.5	14.4	350	28.2	16.6
			4th Quartile			14.3	13.9	12.4	268	21.9	6.8

Source: SNL Financial

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PINE Valuation Update

Precedent Buy-In Transactions

Date Announced	Acquiror Name	Target Name	Value of Transaction ($mil)	% of Shares Acq.[1]	% of Shares Owned Post Transaction	Premium 4 weeks prior to ann. Date[2]
06/05/06	Investor Group	Trizec Properties Inc	2,884	61.9	100.0	16.1
02/06/06	Lafarge SA	Lafarge North America	2,995	50.2	100.0	39.7
12/20/05	Sprint Nextel Corp	Nextel Partners Inc	7,591	68.7	100.0	13.0
10/28/05	Maple Leaf Heritage Invest	Hudsons Bay Co	754	61.5	100.0	11.3
09/01/05	Novartis AG	Chiron Corp	6,214	57.8	100.0	31.5
09/01/05	IYG Holding Co	7-Eleven Inc	1,301	23.1	91.5	14.1
03/09/05	Noranda Inc	Falconbridge Ltd	2,519	41.2	100.0	29.3
02/21/05	Novartis AG	Eon Labs Inc	933	32.5	100.0	23.5
10/25/04	Magna International Inc	Tesma International Inc	570	56.2	100.0	26.1
08/02/04	Cox Enterprises Inc	Cox Communications Inc	8,390	37.8	100.0	25.2
04/10/03	USA Interactive	Hotels.com	1,237	32.0	100.0	28.0
03/19/03	DuPont	DuPont Canada Inc	1,064	24.0	100.0	14.0
05/31/02	USA Interactive	Expedia Inc	3,636	38.8	100.0	22.2
05/31/02	USA Interactive	Ticketmaster	841	34.5	100.0	(28.1)
02/15/02	Xcel Energy Inc	NRG Energy Inc	673	25.7	100.0	(4.1)
11/06/01	Security Capital Group Inc	Storage USA Inc	1,644	57.0	100.0	6.1
06/06/01	Liberty Mutual Insurance Co	Liberty Financial Cos Inc	536	30.0	100.0	40.4
05/07/01	BNP Paribas SA	BancWest Corp,Honolulu,HI	2,480	55.0	100.0	46.3
02/20/01	Investor Group	Springs Industries Inc	875	59.0	100.0	33.3
02/15/01	Westfield America Trust	Westfield America Inc	1,051	22.5	100.0	14.5
01/25/01	Sodexho Alliance SA	Sodexho Marriott Services Inc	1,145	52.7	100.0	49.7
12/22/00	Court Square Capital Ltd	Delco Remy International Inc	653	66.7	100.0	34.5
11/13/00	Investor Group	CB Richard Ellis Services Inc	603	62.0	100.0	30.6
09/07/00	Etablissements Delhaize Freres	Delhaize America Inc	1,825	58.0	100.0	19.3
08/14/00	News Corp Ltd	United Television Inc	790	55.3	100.0	14.0
08/14/00	News Corp Ltd	BHC Communications Inc	888	23.9	100.0	10.0
02/14/00	Healtheon Web MD	CareInsite	1,884	31.0	100.0	(3.4)
					1st Quartile	39.4
					2nd Quartile	26.4
					Median	22.2
					3rd Quartile	15.0
					4th Quartile	(1.4)
Banking Buy-In Transactions						
05/07/01	BNP Paribas SA	BancWest Corp	2,480	55.0	100.0	46.3
09/12/88	Allied Irish Banks PLC	First Maryland Bancorp	365	51.1	100.0	60.2
07/15/87	HSBC	Marine Midland Banks	752	48.0	100.0	60.0
Other MAPLE Transaction						
10/10/01	MAPLE	AQUA	403	11.2	100.0	32.9

[1] Represents percent of total shares acquired
[2] Market premium based on last date before announcement of transaction or intent to pursue transaction
Source: SDC

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Discounted Cash Flow Analysis- Summary We used the same discount rates (11% to 14%) and terminal multiples (11.0x to 15.0x) that we have applied since July 2006 Analysis of the discounted cash flows generated from the July 2006 budget, the October 2006 budget at 5% long-term growth and the October 2006 budget at the I/B/E/S/ long-term growth of 8.9%, respectively, would result in the following values per share: July ‘06 Oct. ’06 5% Growth Oct. ’06 8.9% Growth $25.55 $36.54 $20.85 $29.60 $23.54 $33.58 $26.09 $32.37 $29.54 PINE Valuation Update

PINE Valuation Update

DCF Analysis – July '06 Budget

Key Assumptions		PINE Discounted Cash Flow Analysis	
Asset Growth Rate (2007)	3.0%	Opprtunity Cost of Excess Cash	5.0%
Asset Growth Rate (2008 and beyond)	5.0%	Dividend Payout Ratio	40.0%
Discount Rate	11.3%	Terminal Multiple	13.1x
Target TCE/TA	5.0%	EPS Growth Rate after 2010	7.0%
Tax rate	39.0%		

Historical and projected financial information $ in millions, except per share data	Current 6/30/06	6 months ended 12/31/06	Year ended December 31, 2007	2008	2009	2010	2011
Balance Sheet Data							
Assets	$40,286	$40,607	$43,725	$45,911	$48,207	$50,617	
Intangibles	$6,828	$6,747	$7,006	$6,897	$6,805	$6,728	
Common Equity	$8,195	$8,440	$8,842	$8,847	$8,875	$8,922	
Tangible Common Equity / Tangible Assets	4.08%	5.00%	5.00%	5.00%	5.00%	5.00%	
GAAP Net Income		$206	$502	$568	$621	$677	$776
Capital to fund tangible asset growth		($246)	($3)	($16)	($49)	($79)	
Terminal Value						$10,168	
Excess Cash Flows		($39)	$500	$552	$572	$10,765	

Discounted cash flow valuation	**$7,853.8**
Discounted cashflow valuation per share	**$32.37**

Sensitivity Analysis

Standalone NPV		Discount Rate 11.0%	12.0%	13.0%	14.0%
	11.0x	$28.54	$27.50	$26.50	$25.55
Terminal Multiple	12.0x	$30.54	$29.42	$28.35	$27.33
	13.0x	$32.54	$31.34	$30.19	$29.10
	14.0x	$34.54	$33.26	$32.04	$30.88
	15.0x	$36.54	$35.18	$33.89	$32.65

[1] Terminal value based upon cash operating earnings
Source: PINE estimates

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PINE Valuation Update

DCF Analysis– October '06 Budget at 5% Long Term Growth

Key Assumptions		PINE Discounted Cash Flow Analysis	
Asset Growth Rate (2007)	3.0%	Opprtunity Cost of Excess Cash	5.0%
Asset Growth Rate (2008 and beyond)	5.0%	Dividend Payout Ratio	40.0%
Discount Rate	11.3%	Terminal Multiple	13.0x
Target TCE/TA	5.0%	EPS Growth Rate after 2010	5.0%
Tax rate	39.0%		

Historical and projected financial information $ in millions, except per share data	Current 9/30/06	3 months ended 12/31/06	Year ended December 31, 2007	2008	2009	2010	2011
Balance Sheet Data							
Assets	$39,917	$40,416	$43,529	$45,705	$47,990	$50,390	
Intangibles	$6,786	$6,705	$6,964	$6,855	$6,763	$6,686	
Common Equity	$8,267	$8,391	$8,792	$8,797	$8,824	$8,871	
Tangible Common Equity / Tangible Assets	4.47%	5.00%	5.00%	5.00%	5.00%	5.00%	
GAAP Net Income		$85	$415	$461	$497	$536	$611
Capital to fund tangible asset growth		($124)	($3)	($14)	($45)	($73)	
Terminal Value						$7,948	
Excess Cash Flows		($39)	$412	$447	$452	$8,411	

Discounted cash flow valuation	**$6,329.1**
Discounted cashflow valuation per share	**$26.09**

Sensitivity Analysis

Standalone NPV		Discount Rate 11.0%	12.0%	13.0%	14.0%
	11.0x	$23.13	$22.34	$21.58	$20.85
Terminal	12.0x	$24.75	$23.90	$23.08	$22.30
Multiple	13.0x	$26.37	$25.45	$24.58	$23.74
	14.0x	$27.98	$27.01	$26.08	$25.18
	15.0x	$29.60	$28.57	$27.58	$26.63

[1] Terminal value based upon cash operating earnings
Note: Starting in 2008, PINE earnings grown at 5%
Source: PINE estimates

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PINE Valuation Update

DCF Analysis- October '06 Budget at I/B/E/S/ Long Term Growth of 8.9%

Key Assumptions		PINE Discounted Cash Flow Analysis	
Asset Growth Rate (2007)	3.0%	Opprtunity Cost of Excess Cash	5.0%
Asset Growth Rate (2008 and beyond)	5.0%	Dividend Payout Ratio	40.0%
Discount Rate	11.3%	Terminal Multiple	13.0x
Target TCE/TA	5.0%	EPS Growth Rate after 2010	8.9%
Tax rate	39.0%		

Historical and projected financial information	Current	3 months ended	Year ended December 31,				
$ in millions, except per share data	9/30/06	12/31/06	2007	2008	2009	2010	2011
Balance Sheet Data							
Assets	$39,917	$40,416	$43,529	$45,705	$47,990	$50,390	
Intangibles	$6,786	$6,705	$6,964	$6,855	$6,763	$6,686	
Common Equity	$8,267	$8,391	$8,792	$8,797	$8,824	$8,871	
Tangible Common Equity / Tangible Assets	4.47%	5.00%	5.00%	5.00%	5.00%	5.00%	
GAAP Net Income		$85	$415	$480	$539	$599	$703
Capital to fund tangible asset growth		($124)	($3)	($14)	($46)	($75)	
Terminal Value						$9,137	
Excess Cash Flows		($39)	$412	$466	$493	$9,662	

Discounted cash flow valuation	**$7,166.6**
Discounted cashflow valuation per share	**$29.54**

Sensitivity Analysis

Standalone NPV		Discount Rate			
		11.0%	12.0%	13.0%	14.0%
	11.0x	$26.14	$25.24	$24.37	$23.54
Terminal	12.0x	$28.00	$27.03	$26.09	$25.20
Multiple	13.0x	$29.86	$28.82	$27.82	$26.86
	14.0x	$31.72	$30.60	$29.54	$28.52
	15.0x	$33.58	$32.39	$31.26	$30.18

[1] Terminal value based upon cash operating earnings
Note: Starting in 2008, PINE earnings grown at 8.9%, the estimated long-term growth rate from Bloomberg
Source: PINE estimates

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Notes: 1 Based on approximately 98 million shares owned by the public plus outstanding options. MAPLE currently owns 130 million shares of PINE which represents a 56.89% ownership stake 2 Tangible book value per share as reported by PINE, including the impact of deferred tax liability on intangibles 3 Tangible book value per share calculated as total equity less goodwill and intangibles divided by shares outstanding PINE Valuation Update Multiples at Various Prices ($ in millions, except per share data) Comp Per Share Purchase Price Trans. Current $29.00 $30.00 $31.00 $32.00 $33.00 $34.00 $35.00 $36.00 Median Aggregate Deal Value  1 $2,878 $2,986 $3,094 $3,203 $3,311 $3,420 $3,528 $3,636 Premium to Market Price $29.67 -2.3% 1.1% 4.5% 7.9% 11.2% 14.6% 18.0% 21.3% 17.7% Price to LTM GAAP EPS $1.47 19.8x 20.5x 21.1x 21.8x 22.5x 23.2x 23.9x 24.6x 18.3x Price to LTM GAAP EPS, Excl Pushdown $1.78 16.3x 16.8x 17.4x 18.0x 18.5x 19.1x 19.6x 20.2x Price to LTM Cash Operating EPS $2.24 12.9x 13.4x 13.8x 14.3x 14.7x 15.2x 15.6x 16.1x Price to 2006E GAAP EPS $1.55 18.7x 19.4x 20.0x 20.7x 21.3x 22.0x 22.6x 23.3x 16.0x Price to 2006E GAAP EPS, Excl Pushdown $1.83 15.9x 16.4x 17.0x 17.5x 18.1x 18.6x 19.1x 19.7x Price to 2006E Cash Operating EPS $2.12 13.6x 14.1x 14.6x 15.1x 15.5x 16.0x 16.5x 16.9x Price to 2007E GAAP EPS $1.71 17.0x 17.6x 18.2x 18.8x 19.3x 19.9x 20.5x 21.1x 15.2x Price to 2007E GAAP EPS, Excl Pushdown $1.91 15.2x 15.7x 16.2x 16.7x 17.2x 17.8x 18.3x 18.8x Price to 2007E Cash Operating EPS $2.07 14.0x 14.5x 15.0x 15.4x 15.9x 16.4x 16.9x 17.4x Price to Tangible Book 2 $7.84 370% 383% 395% 408% 421% 434% 446% 459% 378% Price to Tangible Book 3 $6.49 447% 462% 478% 493% 508% 524% 539% 555% Premium to Core Deposits 20.9% 21.9% 22.8% 23.8% 24.7% 25.6% 26.6% 27.5% 30.8%